SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.         )
                                           --------

Filed  by  the  Registrant                            /X/
Filed  by  a  party  other  than  the  Registrant     / /

Check  the  appropriate  box:

/ /     Preliminary  Proxy  Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /     Definitive  Proxy  Statement
/X/     Definitive  Additional  Materials
/ /     Soliciting  Material  Pursuant  to  Rule  14a-12


                            MERCER INTERNATIONAL INC.
                (Name of Registrant as Specified in its Charter)

Payment  of  Filing  Fee  (Check  the  appropriate  box):

/X/     No  fee  required.

/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)  Title  of  each  class  of securities to which transaction applies:

        (2)  Aggregate  number  of  securities  to  which  transaction  applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4)  Proposed  maximum  aggregate  value  of  transaction:

        (5)  Total  fee  paid:

/ /     Fee  paid  previously  with  preliminary  materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)  Amount  Previously  Paid:

        (2)  Form,  Schedule  or  Registration  Statement  No.:

        (3)  Filing  Party:

        (4)  Date  Filed:

                                     FOR:          MERCER  INTERNATIONAL  INC.

                                     APPROVED BY:  Jimmy  S.H  Lee
                                                   Chairman,  Chief  Executive
                                                   Officer  &  President
                                                   (41)  43  344-7070

FOR  IMMEDIATE  RELEASE
-----------------------
                                                   FD  Morgen-Walke
                                                   Investors:  Eric  Boyriven
                                                   Media:  Jeffrey  Zack
                                                   (212)  850-5600

                MERCER REJECTS GREENLIGHT'S MISLEADING CAMPAIGN
                        TO APPOINT ITS HAND-PICKED AGENTS

     NEW YORK, New York, July 7, 2003 - Mercer International Inc. ("Mercer") (Nasdaq: MERCS, TSX: MRI.U, Nasdaq-Europe: MERC GR) urged its shareholders not to be mislead by hedge fund Greenlight Capital Inc.'s disingenuous campaign to have its hand-picked agents take over control of part of the Company's Board of Trustees at this critical time.

     Jimmy S.H. Lee, the Chief Executive Officer of Mercer, commented: "Using the guise of a purported governance concern, Greenlight claims that two independent trustees need to be elected. Your Board had already advised Greenlight that it would utilize an independent search firm to search for two qualified independent trustees to be added to the Board. This proposal was rejected by Greenlight who wanted the sole right to veto any new trustees."

     Mr. Lee added: "Greenlight's actions are not in the best interests of shareholders. Greenlight does not want independent, qualified trustees but, in fact, wants hand-picked agents who are extremely well compensated by Greenlight to pursue its own agenda."

     Mr. Lee concluded: "Greenlight's actions have resulted in our plan to Refinance two bridge loans incurred with the Stendal project, which is currently the most important issue facing the Company, to be put on hold without disclosing an alternative for such refinancing or its strategy for the Company. We are disappointed by the opportunistic actions by one shareholder at this critical time in our Company's evolvement and urge shareholders to vote for management's nominees, Per Gundersby and Michel Arnulphy, at the upcoming shareholders' meeting on August 22, 2003."

     Mercer also announced that the following letter is being mailed to its Valued shareholders.

July  7,  2003

Dear  Valued  Shareholders:

DO NOT BE MISLEAD - HEDGE FUND, GREENLIGHT CAPITAL INC., WANTS TO APPOINT ITS HAND-PICKED AGENTS, NOT INDEPENDENT TRUSTEES.

                                    - more -

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     Greenlight  wishes  to  have  its hand-picked agents take over control of a part of your Board of Trustees at this critical time in the Company's evolvement. Using the guise of a purported governance concern, Greenlight claims that independent trustees are required. Your Board of Trustees has already advised Greenlight that it wished to expand the Board and utilize an independent search firm to add two qualified, independent trustees. This proposal was rejected by Greenlight who wished to have sole veto rights over any new trustees. Greenlight's actions clearly demonstrate that Greenlight is not interested in independent trustees being added to the Board but only with its hand-picked agents taking over control of part of the Board to pursue its own agenda.

GREENLIGHT  ACTION  PUTS  CRITICAL  REFINANCING  ON  HOLD  WITH  NO  DISCLOSED
ALTERNATIVE.

     The Company is going through the most critical point of its evolvement. It is in the middle of a E1 billion construction project to build a new pulp mill at Stendal and needs to refinance (the "Refinancing") two bridge loans which, with accrued interest and fees, total approximately E54.4 million as at May 31, 2003 and mature commencing October 2003. As a result of Greenlight's actions, which appear to be deliberately designed to derail or delay the Refinancing, the Board has been forced to put it on hold. In the event the Company does not complete the Refinancing, it will be in default under the bridge loans. This could well trigger default on other debt obligations. Greenlight has not disclosed any plan or its alternative regarding the Company's short-term requirements to complete the Refinancing.

WHOSE INTEREST WILL GREENLIGHT'S AGENTS REPRESENT GIVEN THEIR RICH COMPENSATION FROM GREENLIGHT?

     Greenlight's hand-picked agents are being extremely well compensated by Greenlight. Each of them will be paid over three-to-five times what our other trustees are paid, receive directly and through affiliates "in-the-money" stock options on an aggregate of 375,000 Mercer shares and be indemnified by Greenlight. In these circumstances, shareholders must ask - whose interest will the Greenlight agents represent? - the person paying them or all shareholders?

GREENLIGHT'S  AGENTS  LACK  QUALIFICATION.

     Greenlight's two hand-picked agents, Guy Adams and Saul Diamond, by their own admission have no corporate experience, no experience in the pulp and paper industry, no international or European business experience and no board level experience in public companies with the complexity of Mercer. According to Greenlight's own proxy materials, Messrs. Adams and Diamond between the two of them collectively have less than one year's aggregate experience as directors of public companies.

     One of Greenlight's agents, Guy Adams, was in June 2001 found by the U.S. District Court for the District of Kansas to have violated U.S. federal securities laws by making false and misleading statements in his proxy materials to solicit votes for election to the board of Lone Star Steakhouse and Saloon Inc. The Court issued an injunction requiring Guy Adams to make corrective disclosure. Shareholders should question - Is the apparent lack of relevant experience and independence from Greenlight why Greenlight refused the Board's proposal to use an independent search firm to add two qualified, independent trustees?

                                    - more -

OUR  SHARE  PRICE  TRACKS  UNDERLYING  PULP  PRICES.

     Greenlight uses the usual rhetoric of almost all dissidents seeking control of a board of directors - complaining about recent share price performance. Such rhetoric is unjustified in that the Company's primary product is pulp which is largely a commodity product, subject to wide price fluctuations. It is well known and accepted by investors, analysts and the investment community that the shares of pulp producers trade relative to the underlying commodity price. As a result, Mercer's share price performance tracks the underlying commodity pulp price. When compared to its peer group in the pulp industry, Mercer's share price has performed well.

WHAT  IS  GREENLIGHT'S  AGENDA?

     In its proxy materials, Greenlight acknowledges Mercer's excellent assets and apparently accepts Mercer's strategy and business plan. These assets were assembled by the current management and Board of Mercer who have focused on a long-term strategy and business plan to enhance shareholder value. Since Greenlight apparently agrees with the strategic positioning and direction of Mercer, shareholders should question why Greenlight jeopardized the Refinancing without an alternative plan, wishes to appoint two handsomely paid, hand-picked agents without apparent relevant experience as trustees and wishes to risk the future execution of management's plans at such a critical time. What is Greenlight's agenda?

FOCUS ON BUILDING SHAREHOLDER VALUE - NOT ON RHETORIC, INNUENDO AND MUD-SLINGING

     Management and the Board have focused on a long-term strategy to enhance shareholder value by creating a leading low-cost, efficient producer of primarily pulp. The Company is in the middle of a E1 billion construction project to complete the Stendal pulp mill which will position it as one of the largest global market pulp producers.

     Coincident with its evolvement from a small entrepreneurial enterprise to, when the Stendal project is completed, a leading global market pulp producer, the Board has recently taken a number of initiatives to enhance investor confidence, broaden its investor base and enhance governance practices to reflect its growth. These include, among other things, appointing a "big four" accounting firm as its new auditor, voluntarily adopting a code of business conduct and ethics, adopting a new audit committee charter, obtaining a listing of its shares on The Toronto Stock Exchange to increase liquidity and analyst and shareholder exposure, engaging a leading North American investment bank to lead a private placement of securities to effect the Refinancing and seeking to expand the size of the Board by adding two additional independent, qualified trustees.

     Since Greenlight acknowledges Mercer's excellent assets and apparently accepts its long-term strategy, it has had to resort to rhetoric, innuendo and veiled aspersions on management to advance its own agenda. Management and the Board disagrees with a number of the statements and unjustified aspersions set forth in the Greenlight materials, many of which have been previously addressed. Without trying to reply to all of them, the Company does note that:

     (i) the shareholders' meeting has been rescheduled to August 22, 2003 so that current shareholders have sufficient information and time to make a fully informed

                                    - more -
           decision. Such a delay is in the best interests of all current shareholders, including Greenlight. Greenlight's proxy materials disclose that it did not intend to commence mailing the same to shareholders until July 7, 2003. This would have left little or no time for the mailing of its proxy materials, receipt and forwarding by securities intermediaries, the obtaining of shareholder instructions and the return of proxies in time for a meeting initially scheduled for July 15, 2003 in Germany. This is a critical issue facing the shareholders and your Board believes all shareholders should have a full and fair opportunity to consider the issues and make an informed decision;

     (ii) Greenlight has taken now to using purported quotes from a so-called local "trade" paper that are many years old to somehow improperly cast aspersions on the Company. The Company believes that such attempted mud-raking does not contribute to enhancing shareholder value and, despite reports in leading international financial newspapers regarding Greenlight, does not intend to reciprocate in kind.

     At the end of the day, your Board, management and shareholders must focus on the creation of value. Management and the Board have a long-term strategy to deliver such value. The most important features of the strategy are, in the very short term, completing the Refinancing and successfully bringing the Stendal project online. These are the two items that will create value for shareholders. Rhetoric, innuendo and mud-slinging will provide no value creation.

                 WE URGE YOU TO VOTE FOR MANAGEMENT'S NOMINEES:
                        PER GUNDERSBY AND MICHEL ARNULPHY


                                    - more -

                                  HOW TO VOTE

      YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

1. If your shares are registered in your own name, please sign, date and mail the WHITE Proxy Card to Georgeson Shareholder Communications Inc.

2. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a WHITE Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the WHITE Proxy Card, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a WHITE Proxy Card to be issued representing your shares.

3. After signing the WHITE Proxy Card, do not sign or return the Green proxy card. Remember - only your latest dated proxy will determine how your shares are to be voted at the Meeting. IF YOU VOTED A GREEN PROXY CARD AND WANT TO CHANGE YOUR VOTE, YOU CAN DO SO NOW BY SENDING IN A WHITE PROXY CARD.

     PLEASE VOTE THE WHITE PROXY CARD. PLEASE DO NOT RETURN ANY GREEN PROXY CARD FOR ANY REASON. ONLY YOUR LATEST PROXY CARD WILL BE COUNTED. IF YOU HAVE ANY QUESTIONS, PLEASE CALL OUR PROXY SOLICITOR OR OUR INVESTOR RELATIONS AGENT:

   GEORGESON SHAREHOLDER                             FD MORGEN-WALKE
   COMMUNICATIONS INC.                               380 LEXINGTON AVENUE, 50TH
   17 STATE STREET, 10TH FLOOR                       FLOOR
   NEW YORK, NY  10004                               NEW YORK, NY  10168
   Shareholders call toll free: (800) 293-6057       Phone:  (212)  850-5600
   Banks and brokerage firms, please call collect:   Shareholders: Eric Boyriven
   (212) 440-9800                                    Media: Jeffrey  Zack

     If you have any questions regarding Mercer, please call Jimmy S.H. Lee, Chairman, President and CEO, at (41) 43 34 7070.

     We  thank  you  for  your  consideration  and  continued  support.

Sincerely,

/s/  Jimmy  S.H.  Lee

Jimmy  S.H.  Lee
Chairman,  President  and  CEO
Mercer  International  Inc.


                                    - more -

FORWARD-LOOKING  STATEMENT

Certain statements in this letter may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the SEC, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

ABOUT  MERCER  INTERNATIONAL  INC.

            Mercer International Inc. is a European pulp and paper manufacturing company.

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